Exhibit 8.1
[Letterhead of Sullivan & Cromwell LLP]
September 7, 2010
Medco Health Solutions, Inc.,
     100 Parsons Pond Drive,
       Franklin Lakes, NJ 07417.
Ladies and Gentlemen:
          We have acted as United States federal income tax counsel to Medco Health Solutions, Inc. (“Medco”) in connection with the offer of securities described in the prospectus supplement filed by Medco on the date hereof (the “Prospectus Supplement”). The Prospectus Supplement supplements the prospectus contained in Medco’s Registration Statement on S-3 (File No. 333-149655), filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2008.
          We hereby confirm to you that our opinion is as set forth in the Prospectus Supplement under the caption “United States Taxation.” We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and the reference to us under the heading “United States Taxation.” In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP